Exhibit 99.1

NEWS RELEASE
6140 Stoneridge Mall Road
CONTACT:	Suite 590
Kim Duncan	Pleasanton, CA 94588
Vice President, Investor Relations	925-460-3663
ir@cooperco.com	www.coopercos.com

THE COOPER COMPANIES ANNOUNCES FIRST QUARTER 2016 RESULTS

PLEASANTON, Calif., March 3, 2016 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal first quarter ended January 31, 2016.

•	First quarter revenue increased 1% year-over-year to $449.6 million.

•	First quarter GAAP earnings per share (EPS) $1.05, down 20 cents or 16% from last year’s first quarter.

•	First quarter non-GAAP EPS $1.83, up 8 cents or 5% from last year’s first quarter. See “Reconciliation of Non-GAAP Results to GAAP Results” below.

•	First quarter free cash flow $44.4 million and adjusted free cash flow $56.7 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased with the strong start to our fiscal year. CooperVision continued to gain market share driven by growth in Biofinity® and its 1-Day silicone hydrogel products. CooperSurgical made a lot of progress and posted strong results. We are increasing our guidance for the year to reflect our first quarter performance and the impact of improving currency on earnings, and we remain very optimistic about the underlying fundamentals of our business.”

First Quarter GAAP Operating Highlights

•	Revenue $449.6 million, up 1% from last year’s first quarter, up 5% pro forma (defined as constant currency and including acquisitions in both periods).

•	Gross margin 58% compared with 62% in last year’s first quarter. Gross margin was negatively impacted primarily by currency and product mix. On a non-GAAP basis, gross margin was 61% vs. 64% last year.

•	Operating margin 13% compared with 16% in last year’s first quarter. On a non-GAAP basis, operating margin was 22% vs. 23% last year.

•	Depreciation $37.3 million, up 27% from last year’s first quarter due primarily to $6.1 million of accelerated depreciation related to the Sauflon acquisition. Amortization $16.2 million, up 19% from last year’s first quarter on acquisitions.

•	Total debt increased $28.1 million from October 31, 2015, to $1,377.3 million, primarily due to acquisitions, partially offset by operational cash flow generation.

•	Interest expense increased to $5.3 million compared with $3.9 million in last year’s first quarter primarily due to higher debt and interest rates associated with acquisitions.

•	Cash provided by operations $89.5 million and capital expenditures $45.1 million resulted in free cash flow of $44.4 million. Excluding integration costs of $12.3 million, adjusted free cash flow was $56.7 million.

First Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $364.3 million, down 1% from last year’s first quarter, up 4% in constant currency.

•	Revenue by category:

	(In millions) 1Q16	% of CVI Revenue 1Q16	%chg y/y	Constant Currency %chg y/y
Toric	$107.5	30%	-1%	4%
Multifocal	40.3	11%	-5%	0%
Single-use sphere	90.8	25%	8%	13%
Non single-use sphere, other	125.7	34%	-6%	-1%

Total	$364.3	100%	-1%	4%

•	Revenue by geography:

	(In millions) 1Q16	% of CVI Revenue 1Q16	%chg y/y	Constant Currency %chg y/y
Americas	$151.3	42%	-5%	-3%
EMEA	145.3	40%	-2%	8%
Asia Pacific	67.7	18%	7%	12%

Total	$364.3	100%	-1%	4%

•	Gross margin 57% compared with 62% in last year’s first quarter. Gross margin was negatively impacted primarily by currency and product mix. On a non-GAAP basis, gross margin was 61% vs. 64% last year.

First Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $85.3 million, up 12% from last year’s first quarter, up 6% pro forma.

•	Revenue by category:

	(In millions) 1Q16	% of CSI Revenue 1Q16	%chg y/y	Pro forma %chg y/y
Office and surgical procedures	$54.2	64%	7%	7%
Fertility	31.1	36%	24%	6%

Total	$85.3	100%	12%	6%

•	Gross margin 63%, compared with 64% in last year’s first quarter. Gross margin was negatively impacted primarily by acquisitions. On a non-GAAP basis, gross margin was 64%, the same as last year.

Fiscal Year 2016 Guidance

The Company updated its fiscal year 2016 guidance. Non-GAAP earnings per share guidance for the full fiscal year excludes amortization of existing other intangible assets of approximately $56.7 million or $0.93 per share, and other costs including integration expenses which we would not have otherwise incurred as part of our continuing operations. Details are summarized as follows:

•	Total revenue of $1,865 - $1,905 million

•	CVI revenue $1,510 - $1,540 million

•	CSI revenue $355 - $365 million

•	Non-GAAP earnings per share of $8.00 - $8.30

Other

•	On March 1, 2016, closed $1.83 billion in new 5-year senior unsecured credit facilities (replacement of $1.0 billion revolving line of credit and new $830.0 million term loan). The proceeds of the term loan were used to repay certain existing indebtedness and will also be used to reduce the $700.0 million term loan due August 2017 and for general corporate purposes.

Reconciliation of GAAP to Non-GAAP Results

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. These include costs related to acquisitions and integration activities, severance and restructuring costs; costs associated with the start-up of new manufacturing facilities; as well as certain legal costs described below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. We believe it is useful for investors to understand the effects of these items on our consolidated operating results. Our non-GAAP financial measures include the following adjustments, along with the related income tax effects and changes in income attributable to noncontrolling interests:

•	We exclude the effect of amortization of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods; however, the amounts are affected by the timing and size of our acquisitions.

•	We exclude the effect of acquisition related and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Many of these costs relate to our acquisition of Sauflon Pharmaceuticals Ltd. that closed in our fiscal fourth quarter of 2014. Acquisition related and integration expenses include items such as personnel costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses consist of employee severance, product rationalization, facility and other exit costs.

•	We exclude costs associated with the start-up of new manufacturing facilities. While these costs may recur for a period of time, we do not consider them as part of our continuing operations. These costs will be eliminated when the specific start-up activities have been completed.

•	We exclude certain legal costs related to third-party intellectual property claims and litigation filed against CooperVision and other contact lens manufacturers relating to Unilateral Pricing Policy (UPP) as well as related lobbying costs. While we may incur similar costs and charges, we do not consider them as part of our continuing operations.

Guidance for earnings per share is provided on a non-GAAP basis due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses. We are not able to provide a reconciliation of these non-GAAP items to expected reported GAAP earnings per share due to the unknown effect, timing and potential significance of such charges and expenses. Management does not consider the excluded items as part of our continuing operations.

We also report revenue growth using the non-GAAP financial measure of pro forma which includes constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report pro forma revenue growth, we include revenue for the comparison period when we did not own recently acquired companies.

We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash flows that are available for repayment of debt, repurchases of our common stock or to fund our strategic initiatives. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.

We also provide the metric of adjusted free cash flow that we believe represents our operations ability to generate cash by adjusting cash flow from operations for capital expenditures that are part of our ongoing operations and for acquisition related and integration costs. We believe adjusted free cash flow is useful to investors as an additional measure of performance because it reports elements of our operating activities and excludes cash flow elements that we do not consider to be related to our ability to generate cash. As discussed above, we incur significant acquisition related and integration costs that will diminish over time; and we believe it is useful to investors to understand the effects of these costs on our adjusted free cash flow.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2016 GAAP	Adjustment		2016 Non-GAAP	2015 GAAP	Adjustment		2015 Non-GAAP

Cost of sales	$187,677	$(14,061	)A	$173,616	$168,820	$(9,443	)A	$159,377
Selling, general and administrative expense	$173,604	$(11,783	)B	$161,821	$173,535	$(6,359	)B	$167,176
Research and development expense	$14,761	$73	C	$14,834	$16,113	$(104	)C	$16,009
Amortization of intangibles	$16,203	$(16,203	)D	$—	$13,595	$(13,595	)D	$—
(Benefit from) provision for income taxes	$(1,011)	$4,655	E	$3,644	$5,716	$4,779	E	$10,495
Diluted earnings per share attributable to Cooper stockholders	$1.05	$0.78		$1.83	$1.25	$0.50		$1.75

A	Our fiscal 2016 GAAP cost of sales includes $11.3 million of charges primarily for equipment and product rationalization and related integration costs, arising from the acquisition of Sauflon, and $2.3 million of facility start-up costs in CooperVision; and $0.4 million of integration costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP cost of sales included $9.2 million of charges primarily for product and equipment rationalization, arising from the acquisition of Sauflon, and $0.2 million of severance costs in our CooperSurgical fertility business.
B	Our fiscal 2016 GAAP selling, general and administrative expense includes $11.8 million in costs primarily for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and acquisition and integration costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP selling, general and administrative expense included $5.9 million for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and $0.5 million of severance costs in our CooperSurgical fertility business.
C	Our fiscal 2016 GAAP research and development expense includes $0.1 million for a reversal of accrued restructuting costs. Our fiscal 2015 GAAP research and development expense included $0.1 million of severance costs related to integration and restructuring activities.
D	Amortization expense was $16.2 million and $13.6 million for the fiscal 2016 and 2015 periods, respectively.
E	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

Free Cash Flow and Adjusted Free Cash Flow

(In thousands)

(Unaudited)

Three Months Ended January 31, 2016
Cash flow from operations	$89,539
Capital expenditures	(45,156)

Free cash flow	$44,383

Items not included in adjusted free cash flow:
Integration costs and other	12,327

Adjusted Free cash flow	$56,710

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal first quarter 2016 financial results and current corporate developments. The live dial-in number for the call is 855-643-4430 (U.S.) / 707-294-1332 (International). The participant passcode for the call is “Cooper”. A simultaneous webcast of the call will be available through the “Investor Relations” section of The Cooper Companies’ website at http://investor.coopercos.com and a transcript of the call will be archived on this site for a minimum of 12 months. A recording of the call will be available beginning at 8:00 PM ET on March 3, 2016 through March 10, 2016. To hear this recording, dial 855-859-2056 (U.S.) / 404-537-3406 (International) and enter code 266737 (Cooper).

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market-leading products and treatment options to improve the delivery of health care to women. Headquartered in Pleasanton, CA, Cooper has approximately 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2016 Guidance and all statements regarding acquisitions including the acquired companies’ financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, difficulties in integrating entities or operations, as well as estimates of our and the acquired entities’ future expenses, sales and earnings per share are forward looking. In addition, all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability of certain countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies that would decrease our revenues and earnings; acquisition-related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); Our indebtedness could adversely affect our financial health, prevent us from fulfilling our debt obligations or limit our ability to borrow additional funds; a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, including any related to our information systems maintenance, enhancements, or new system deployments and integrations, integration of acquisitions, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; new U.S. and foreign government laws and regulations, and changes in existing tax laws, regulations and enforcement guidance, which affect the contact lens industry, specifically, or the medical device and the healthcare industries generally; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations and federal and state laws pertaining to privacy and security of health information, including product recalls, warning letters, and data security breaches; legal costs, insurance expenses, settlement costs and the risk of an adverse decision, prohibitive injunction or settlement related to product liability, patent infringement or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers and costs and expenses related to recalls; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure of our customers and end users to obtain adequate coverage and reimbursement from third party payors for our products and services; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks; and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2016	October 31, 2015

ASSETS

Current assets:
Cash and cash equivalents	$16,047	$16,426
Trade receivables, net	278,891	282,918
Inventories	430,898	419,692
Deferred tax assets	39,717	41,731
Other current assets	78,951	80,661

Total current assets	844,504	841,428

Property, plant and equipment, net	948,174	967,097
Goodwill	2,157,260	2,197,077
Other intangibles, net	406,832	411,090
Deferred tax assets	6,307	4,510
Other assets	38,725	38,662

	$4,401,802	$4,459,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$46,696	$243,803
Other current liabilities	301,273	324,979

Total current liabilities	347,969	568,782

Long-term debt	1,330,627	1,105,408
Deferred tax liabilities	35,597	31,016
Other liabilities	80,883	80,754

Total liabilities	1,795,076	1,785,960

Total Cooper stockholders’ equity	2,599,957	2,667,509
Noncontrolling interests	6,769	6,395

Stockholders’ equity	2,606,726	2,673,904

	$4,401,802	$4,459,864

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2016	2015
Net sales	$449,641	$445,171
Cost of sales	187,677	168,820

Gross profit	261,964	276,351
Selling, general and administrative expense	173,604	173,535
Research and development expense	14,761	16,113
Amortization of intangibles	16,203	13,595

Operating income	57,396	73,108
Interest expense	5,274	3,941
Other expense	1,392	1,702

Income before income taxes	50,730	67,465
(Benefit from) / Provision for income taxes	(1,011)	5,716

Net income	51,741	61,749
Less: income attributable to noncontrolling interests	385	570

Net income attributable to Cooper stockholders	$51,356	$61,179

Diluted earnings per share attributable to Cooper stockholders	$1.05	$1.25

Number of shares used to compute earnings per share attributable to Cooper stockholders	48,840	49,082

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 4Q15			Calendar 2015
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Modality
Single-use	$825	12%	14%	$3,265	11%	15%
Other	970	-1%	2%	4,080	(0%)	4%

WW Soft Contact Lenses	$1,795	4%	6%	$7,345	4%	7%

Sales by Geography
Americas	$735	4%	1%	$3,165	5%	6%
EMEA	530	5%	9%	2,105	4%	8%
Asia Pacific	530	5%	12%	2,075	3%	8%

WW Soft Contact Lenses	$1,795	4%	6%	$7,345	4%	7%

Note: This data is compiled using gross product sales.

Source: Management estimates and independent market research

COO-E

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